UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2026

Opus Genetics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34079	11-3516358
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Davis Drive, Suite 220 Durham, NC	27713
(Address of principal executive offices)	(Zip Code)

(984) 884-6030
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	IRD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, on April 2, 2026, Opus Genetics, Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries as guarantors, entered into a senior secured note purchase agreement (the “Note Purchase Agreement”) with OPCM SA LLC, as purchaser agent, and certain purchasers party thereto (the “Purchasers”). The Note Purchase Agreement provides for, among other things, the issuance of up to $155 million of senior secured notes (the “Notes”), of which the Purchasers have committed to purchase $105 million and the remaining $50 million is uncommitted. The issuance and purchase of each tranche of Notes is subject to the satisfaction of customary funding conditions and, in certain cases, achievement of certain pre-determined milestones. The initial tranche of $35 million was funded, and Notes in the aggregate amount of $35 million (the “Initial Tranche Notes”) were issued, on April 21, 2026.

The Initial Tranche Notes were issued at par and will mature on April 21, 2033. The Notes bear interest in accordance with the Note Purchase Agreement at a floating rate based on Term SOFR, subject to a floor, plus an applicable margin, and interest is payable quarterly. The obligations under the Initial Tranche Notes may be accelerated in accordance with the Note Purchase Agreement upon the occurrence of customary events of default, including payment defaults, covenant breaches, insolvency events and certain material adverse events. The Initial Tranche Notes are secured by substantially all of the assets of the Company and its subsidiaries and are guaranteed by certain of the Company’s subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPUS GENETICS, INC.

Date: April 24, 2026	By:	/s/ Dr. George Magrath
	Name:	Dr. George Magrath
	Title:	Chief Executive Officer